Industry Canada | Industrie Canada

Canada Business Corporations Act | Loi canadienne sur les sociétés par actions

FORM 4
ARTICLES OF AMENDMENT
(SECTION 27 OR 177)

FORMULE 4
CLAUSES MODIFICA TRICES
(ARTICLES 27 OU 177)

1 – Name of the Corporation - Dénomination sociale de la société	2 – Corporation No. - N° de la société
LIBERTY GOLD CORP.	638253-3

3 – The articles of the above-named corporation are amended as follows: Les statuts de la société mentionnée ci-dessus sont modifiés de la façon suivante :

The name of the Corporation be changed to:

Liberty Petroleum Inc.

Signature	Printed Name – Nom en letters moulées	4 – Capacity of – En qualité de	5 – Tel. No.– N° de tél
[signature]	Paul Uppal	President	

FOR DEPARTMENTAL USE ONLY -À L'USAGE DU MINISTERE SEULEMENT

IC 3609 (2003/06)

Canada